EXHIBIT 12.1

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown:

				October 10,	January 1,
	Year ended	Year ended	Year ended	2007 to	2007 to	Year ended	Three Months Ended March
	December	December	December	December	October 9,	December	31,
	31, 2010	31, 2009	31, 2008	31, 2007	2007	31, 2006	2011	2010
Ratio of earnings to fixed charges:
Holdings	—	—	—	—	n/a	n/a	—	—
Guitar Center, Inc.	—	—	—	1.0x	1.7x	2.6x	1.1x	1.0x

These ratios are computed by dividing total earnings by the total fixed charges. Earnings are defined as income (loss) before income taxes, plus fixed charges. Fixed charges are defined as total interest expense plus an estimate of the interest component within rent expense.

Holdings’ earnings were insufficient to cover fixed charges by $85.5 million in 2010, $224.9 million in 2009, $350.1 million in 2008 and $12.2 million for the period October 10, 2007 to December 31, 2008.

Holdings’ earnings were insufficient to cover fixed charges by $17.8 million for the three months ended March 31, 2011 and $16.9 million for the same period in 2010.

Guitar Center’s earnings were insufficient to cover fixed charges by $11.5 million in 2010, $160.3 million in 2009 and $293.7 million in 2008.

n/a: Guitar Center Holdings, Inc. did not exist during these periods.